UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2010

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) By actions taken by the Company’s Board of Directors (the “Board”) on November 18 and November 23, 2010, based upon recommendations from its Compensation Committee, the exercise price of all outstanding vested and unvested options to purchase shares of common stock of the Company (“Common Stock”) granted under the Company’s equity incentive plans will be reduced by $15.00 per share on December 15, 2010, the day after the record date for determining the holders of Common Stock who will be entitled to receive a special dividend in such amount per share (the “Special Dividend”).  In addition, the Board determined that the purchase price per share payable for shares of Common Stock under the Company’s Employee Stock Purchase Plan (“ESPP”) for the current offering period will be reduced by $15.00 per share if the fair market value of the Common Stock on the first day of such period (as reduced by such amount) is less than the fair market value of the Common Stock on the last day of such period.  Furthermore, the Board determined to accelerate the vesting of all shares of restricted stock that are scheduled to vest in 2011 to December 3, 2010 (the “Accelerated Vesting Date”) subject, in the case of each of the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer and other named executive officers, to such person’s agreement that, if such person’s shares of restricted stock would not have otherwise vested on the applicable vesting date in 2011 (including, without limitation, because of the termination of such person’s employment with the Company or any of its subsidiaries), to pay to the Company an amount equal to the closing price of the Common Stock on the Accelerated Vesting Date multiplied by the number of shares of restricted stock with respect to which vesting was accelerated.  The Board determined to adjust the stock option exercise prices and ESSP purchase prices for the current offering period to avoid having the participants be adversely affected by the Special Dividend.  The Board determined to accelerate the vesting of restricted stock that would otherwise vest in 2011 in order to enable the holders thereof, all of whom are entitled to receive the Special Dividend, to be taxed on the amount thereof at the more favorable federal income tax rates accorded to dividends as opposed to ordinary income.

As a result of the acceleration of vesting described above, the following executives will vest in the following numbers of shares of restricted stock on December 3, 2010:

Charles Fabrikant Chairman of the Board	40,500

Orvind Lorentzen President and Chief Executive Officer	12,000

Richard Ryan Senior Vice President and Chief Financial Officer	3,080

Dick Fagerstal Senior Vice President for Finance and Corporate Development	3,160

John Gellert Senior Vice President	14,800

Paul Robinson Senior Vice President, General Counsel and Secretary	2,660

Item 8.01  –  Other Events

On November 18, 2010, the Company announced that its Board of Directors declared a special dividend of $15.00 per common share.  The special dividend is payable to shareholders of record on December 14, 2010 and is expected to be paid on December 21, 2010.  A copy of the press release relating thereto that was issued by the Company on November 18, 2010 is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of SEACOR Holdings Inc., dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2010	SEACOR Holdings Inc.

	By:	/s/ Richard Ryan
		Name:	Richard Ryan
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of SEACOR Holdings Inc., dated November 18, 2010